Sub-Item 77O (1)

STRATEGIC FUNDS, INC.

-DREYFUS SELECT MANAGERS SMALL CAP GROWTH FUND

On October 6, 2015, Dreyfus Select Managers Small Cap Growth Fund (the "Fund"), a series of Strategic Funds, Inc., purchased 6,694 shares of Common Stock issued by Sarepta Therapeutics, Inc. (CUSIP No. 803607100) (the "Shares") at a purchase price of  $39.00 per Share, including underwriter compensation of 0.05%.  The Shares were purchased from Credit Suisse Securities (USA) LLC, a member of the underwriting syndicate of which Roth Capital Partners, LLC, an affiliate of the Fund's investment adviser, was also a member.  Roth Capital Partners, LLC received no benefit in connection with the transaction.  The following is a list of the syndicate's members:

Credit Suisse Securities (USA) LLC

Morgan Stanley & Co. LLC

Needham & Company LLC

Oppenheimer & Co. Inc.

Robert W. Baird & Co. Incorporated

Roth Capital Partners, LLC

William Blair & Co. LLC

Accompanying this statement are materials provided to the Board of Directors for the Fund, which ratified the purchase as being in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on February 29, 2016.  These materials include additional information about the terms of the transaction.

RULE 10f-3 Transactions

Dreyfus Select Managers Small Cap Growth Fund	Reporting Period	12/31/2015	Portfolio Manager	Montie Weisenberger
	Total Net Assets	557,503,600		

Security purchased	Cusip/Sedol	Type of Offering	Lead Underwriter	Broker Dealer Purchased From	Expected Trade Date	Type of Security	Total Transaction (Shares/Par)	Purchase Price	Purchase Amount	Commission/Spread as % of Offering Price
SAREPTA THERAPEUTICS INC COM	803607100	IPO	Credit Suisse and Morgan Stanley	Credit Suisse	10/6/15	Common Stock	6,694	39.00	261,066	0.05%
			Affiliated Underwriter	**Other Syndicate members**	**Date of First Offering**	**Rating of Security**	**Issue Size**	**% of Issue Size Purchased by Above Fund**	**% of Issue Size Purchased by Above Fund as a % of Total Net Assets of Fund**	**% of Issue Size Purchased by ALL Funds advised by Manager as a % of Total Issue Size (cannot exceed 25%)**
			Roth Capital Partners	Needham & Company, Oppenheimer & Co. Inc., Robert W. Baird & Co., William Blair	10/6/15		3,250,000	0.21%	0.05%	1.35%
					Was Price Paid the same as other Purchasers?	**Was Security Purchased on Offer Date?**	**Was Issuer in continuous operation for at least 3 years?**	**Was Offering part of Firm commitment?**	**Did Affiliated Underwriter benefit directly or indirectly from purchase?**	**Was Commission or Spread paid to the principal underwriter reasonable and fair compared to commission or spread paid to other underwriters in connection with similar transactions?**
					Yes	Yes	Yes	Yes	Indirectly	Yes

Certification

The Adviser certifies that the above information is correct.

The Adviser has determined that the securities listed above are securities the Fund is permitted to invest in as described in the current prospectus.

The Adviser has determined that the securities purchased are in accordance with *Dreyfus Fund Rule 10f-3 policies and procedures.*

In reaching its determination, the Adviser considered all of the conditions as specified in the *Dreyfus Fund 10f-3 policies and procedures.*

SIGNED	[signature]	DATE	1/20/2016

1/20/2016

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

Joseph W. Connolly ?/20/16
Chief Compliance Officer
Dreyfus Funds

4th Quarter 2015